Exhibit 99

News Release

Contact: Charles R. Guarino

Treasurer

(814) 765-9621

CNB FINANCIAL ANNOUNCES SECOND QUARTER DIVIDEND

Clearfield, Pennsylvania - May 8, 2007

The Board of Directors of CNB Financial Corporation (Nasdaq:CCNE) has announced the declaration of 15 cents per share quarterly dividend payable on June 15, 2007 to shareholders of record on June 1, 2007.

CNB Financial Corporation is a $799 million bank holding company conducting business primarily through CNB Bank, the Corporation's principal subsidiary. CNB Bank operations include a loan production office, a private banking division, and twenty-two full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank.

For further information regarding the stock of CNB Financial Corporation, please call (814) 765-9621, CNB Bank Stock Transfer Department or contact any brokerage firm. The identifying symbol for this security is CCNE.

CNB Bank websites can be found at www.bankcnb.com and www.eriebank.net.